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                                                                      EXHIBIT 14

                                 CODE OF ETHICS

                                       FOR

                           CHIEF EXECUTIVE OFFICER AND
                            SENIOR FINANCIAL OFFICERS

                                       OF

                                 UGI CORPORATION
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Introduction

      The reputation for integrity of UGI Corporation (the "Company") is a valuable asset that is vital to the Company's success. To enhance the Company's ability to maintain its reputation for integrity, the Board of Directors of the Company (the "Board") has adopted this Code of Ethics, which applies to the Company's Chief Executive Officer (the "CEO"), Chief Financial Officer and Principal Accounting Officer (together the "Senior Financial Officers"). This Code of Ethics is designed to give the CEO and Senior Financial Officers a broad understanding of the conduct that we expect from them to protect and enhance our reputation for integrity.

      Each employee of the Company is responsible for conducting his or her duties in a manner that demonstrates a commitment to the highest standards of integrity. This integrity is critical to ensure that the Company's business is conducted in an honest and ethical manner and in compliance with the law. The purpose of this Code is to focus the CEO and Senior Financial Officers on areas of ethical risk, help them to recognize and deal with ethical issues, explain the mechanisms available to them to report unethical conduct and foster a culture of honesty and accountability.

Implementation and Oversight of This Code

      The Board, acting through its Audit Committee, is ultimately responsible for the implementation of this Code. The Board has designated the Vice President and General Counsel to be the compliance officer (the "Compliance Officer") for the implementation and administration of this Code. Statements in this Code to the effect that certain actions may be taken only with the "Company's approval" mean that the Audit Committee of the Board or the Board of Directors acting through its independent members must give prior written approval before the proposed action may be undertaken. You should feel free to direct questions to the Compliance Officer.

      You should read this Code in conjunction with the Company's Code of Business Conduct and Ethics for Directors, Officers and Employees. For simplicity sake, we will refer to both codes together as the "Code." We will ask you to certify on an annual basis that you are in compliance with the Code.

Requests for Waiver of Any Provision of this Code

      You must submit any requests for a waiver of any provision of this Code in writing to the Compliance Officer for review. Only the independent members of the Board or the Audit Committee of the Board have the authority to waive any provision of this Code. If a waiver of any provision of this Code is granted to you, the Company must publicly disclose the nature of the granted waiver, including any implicit waiver, your name, the date of the waiver and any other disclosures as and to the extent required by any SEC rule or applicable stock exchange listing standard.
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Compliance with Law and Regulations

      A variety of laws apply to the Company and its operations, and some laws carry criminal penalties. These laws include, but are not limited to, federal environmental, securities, antitrust and occupational safety laws, and federal and state laws governing the Company's status as a public company. Examples of criminal violations of the law include making false or misleading disclosures in documents filed with the Securities and Exchange Commission (the "SEC"); trading on inside information; stealing, embezzling or misapplying the Company's funds; making a payment for an expressed purpose on the Company's behalf to an individual who intends to use it for a different purpose; or making payments, whether from your funds or the Company's funds, of cash or other items of value that are intended improperly to influence the judgment or actions of political candidates, government officials or businesspersons in connection with any of the Company's activities. The Company will investigate, address and report, as appropriate, violations of law. It is your responsibility to comply with the laws, rules and regulations applicable to you personally as a senior executive of the Company. You cannot delegate that responsibility to another person or to the Company.

Avoiding Actual, Potential or Apparent Conflicts of Interest

      The Company requires you to conduct your outside associations and personal business, financial and other relationships in a manner that will avoid any actual, potential or apparent conflict of interest between you and the Company. The term "outside association" refers to any affiliation, association, interest or employment that you have with an entity other than with the Company. It is impractical to set forth rules that cover all situations in which a conflict of interest may arise. The basic factor in all conflict of interest situations is, however, the division of loyalty or the appearance of a division of loyalty, between the Company's best interests and your interests. Guidelines with respect to several of the more sensitive areas in which actual, potential or apparent conflicts of interest are likely to occur are set forth below. We emphasize, however, that the following is not an exhaustive list of problem areas, but rather a guide in applying the Company's basic conflict of interest policy to any situation.

Business Relationships

      You may have a conflict of interest if you, a member of your immediate family or your business or financial partner owns or has a substantial direct or indirect investment in an entity with which the Company has or is likely to have a business relationship or with which the Company competes. Investments in small amounts of the stocks or bonds of a publicly held company should not alone give rise to any conflict of interest. The question of when an investment may become so substantial as to possibly affect or appear to affect your judgment is largely dependent on the particular circumstances and must be considered on a case-by-case basis.



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      A conflict of interest may also arise when you, a member of your immediate family or your business or financial partner holds a position as director, officer, employee or partner of or consultant, broker, finder or intermediary with an entity with which the Company has or is likely to have a business relationship or with which the Company competes or is likely to compete. In addition, a conflict of interest may arise if you, a member of your immediate family or your business or financial partner incurs significant indebtedness to an entity whose business may be affected by your actions on behalf of the Company.

      Any associations, interests and business or financial relationships that you have that might cause you to act in ways that are not in the best interests of the Company, or that create the appearance of divided loyalties, will be permitted only with the Company's approval. In some circumstances, a relationship will only be permitted if the proposed transaction is competitive and/or fairly bargained for. Notwithstanding the foregoing, a transaction between the Company and any of your outside associations will be permitted if it is first reported, reviewed and approved in the manner prescribed by the Board or Audit Committee and set forth below.

Acceptance of Gifts

      You may not, without the Company's approval, accept, either directly or indirectly, gifts, favors, entertainment or anything else of more than nominal value from persons or entities with which the Company has or is likely to have a business relationship. Payment of expenses for attendance at appropriate business meals and conferences will not ordinarily be considered the receipt of a gratuity under this section. (The Company's Code of Business Conduct and Ethics for Directors, Officers and Employees provides some examples of other permissible gifts and should be consulted for a discussion on this subject.)

Outside Activities/Employment

      Unless expressly authorized by the Company, any outside association, including activities with other entities, should not encroach on the time and attention you are expected to devote to your Company duties and responsibilities, adversely affect the quality or quantity of your work product for the Company or entail your use of any Company assets, including its real and personal property, or imply (without the Company's approval) the Company's sponsorship or support. In addition, under no circumstances are you permitted to compete with the Company or take for yourself, your family members or any business or financial partner any business or financial opportunity belonging to the Company that you discover or that is made available to you by virtue of your position with the Company.

Civic/Political Activities

      The Company supports your participation in civic, charitable and political activities so long as such participation does not encroach on the time and attention that you are expected to devote to Company duties and responsibilities. Unless the Company expressly sanctions the activity, you are to conduct any such activities in a manner that does not involve the Company or its assets or create an appearance of Company involvement or endorsement.


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Reporting Procedure

      You must report promptly to the Compliance Officer the existence of any outside association, interest, relationship or activity, as it arises, that actually, potentially or apparently involves a conflict of interest. Failure to report such relationships, activities and interests will be a ground for disciplinary action. The Compliance Officer will notify the Board or Audit Committee of any actual, potential or apparent conflict of interest. You must cooperate fully in the review process by providing all information that the Compliance Officer or the Audit Committee deems necessary to its review.

      You must sign annually a statement reflecting your continuing awareness and understanding of this Code, including its conflicts of interest policy. At the same time, you must report either the absence or presence of actual, potential or apparent conflicts of interest, including such conflicts involving others within the Company of which you are aware.

      All interests, relationships or participation in transactions disclosed by any employee in accordance with this policy shall be held in confidence unless disclosure is required by law or applicable listing standards or is in the best interests of the Company.

Resolution of Conflicts

      In all cases, actual, potential or apparent conflicts of interest must be handled in an ethical manner; in particular, they must be fully disclosed and considered prior to being resolved. The Compliance Officer or, where appropriate, the Audit Committee will handle all questions of actual, potential or apparent conflicts of interest that involve you. Actual, potential or apparent conflicts of interest may be approached in the following ways, among others:

   - In the case of an offer of a gift, the appropriate resolution may be for you to accept or reject the gift.

   - Where the nature of the conflict of interest is such that you are unable to disclose the details thereof without breaching other confidences, you may, upon notice to the Audit Committee, remove yourself from all meetings, discussions and actions at which such conflict of interest is considered.

   - Where you can disclose the details of the conflict of interest, the Audit Committee may determine the proper action on its own or in consultation with the Board.

   - Any outside association, interest, relationship or participation in a transaction that is fully disclosed in writing to, and is approved in writing by, the Audit Committee or the Board shall not be deemed to involve a conflict of interest for purposes of this Code.

   - When it is concluded that there is an actual, apparent or potential conflict of interest, the Audit Committee or the Board may suspend you from all or some of your duties or

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      require you to perform other duties with the Company for such period of time as is deemed appropriate or may request that you resign from your position with the Company.

   - In the event that the conflict of interest involves an outside association, the Company may permanently cease doing business with the association.

Full, Fair, Accurate and Timely Disclosures by the Company to the Public

      Because you participate, directly or indirectly, in the preparation of the financial and other disclosures that the Company makes to the public, including disclosures in its filings with the SEC or by press releases, you must, in addition to complying with all applicable laws, rules and regulations, follow these guidelines:

   - Ensure full, fair, timely, accurate and understandable disclosure in the Company's filings with the SEC to the best of your ability.

   - Through leadership, including communication, make sure that employees of the Company understand the Company's obligations to the public and under the law with respect to its disclosures.

   - Encourage employees to raise questions and concerns regarding the Company's public disclosures and ensure that such questions and concerns are appropriately addressed.

   - Provide the Company's directors, employees, consultants and advisors involved in the preparation of the Company's disclosures to the public with information that is accurate, complete, objective, relevant, timely and understandable.

   - Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be compromised by others.

   - Ensure that the recording of entries in the Company's books and records is accurate to the best of your knowledge.

   - Comply with the Company's disclosure controls and procedures and internal controls and procedures for financial reporting.

Prompt Internal Reporting of Violations of This Code

      If you violate or think you have violated any provision of this Code, or if you observe, learn of, or, in good faith, suspect that another person subject to this Code has violated any of its provisions, you must immediately report the actual or suspected violation to the Compliance Officer who will promptly notify the Chairman of the Audit Committee of the Board of such violation. If you report an actual or suspected violation in good faith, the Company may not

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subject you to retaliation of any kind. A violation of the requirement to report violations or to cooperate in a Code investigation may result in disciplinary action.

Accountability for Complying With This Code

      Reported violations of this Code will be investigated and addressed promptly and the identity of the reporting person treated confidentially to the extent possible. We strive to impose discipline for each Code violation that fits the nature and particular facts of the violation. We generally will issue warnings or letters of reprimand for less significant, first-time violations. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or option awards, or any combination of such disciplinary violations. Termination of employment generally is reserved for violations amounting to a breach of trust, such as fraud or theft, or for cases where a person has engaged in multiple violations.

      The SEC treats violations of the Code that go unaddressed as implicit waivers of the Code. Accordingly, any violation that is discovered and not addressed will have to be disclosed in accordance with the rules and regulations of the SEC or applicable stock exchange listing standards. In such cases, the SEC's rules currently require disclosure of the nature of any violation, the date of the violation and the name of the person who committed the violation. Such disclosure could be harmful to the Company. Moreover, depending on the nature of the violation, the violator may be dismissed or her or his duties and responsibilities with the Company changed significantly.


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